EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 033-53801) of American Express Company of our report dated June 14, 2023, relating to the financial statements and supplemental schedules of American Express Retirement Savings Plan, which appears in this Form 11-K for the year ended December 31, 2022.

/s/ McConnell & Jones LLP

McConnell & Jones LLP
Houston, Texas
June 14, 2023